February 10, 2025

POS Systems, Inc.

14755 West Cameron Drive Surprise, AZ 85379

Re: Form 1-A

Ladies and Gentlemen:

I am counsel for POS Systems, Inc., a Nevada corporation (the “Company”), in connection with the proposed public offering by the Company under the Securities Act of 1933, as amended, of up to 1,500,000 units (the “Units”) comprised of (i) 1,500,000 shares of its common stock, $0.0001 par value per share (“Common Stock”), and (ii) warrants to purchase an additional 1,500,000 shares of Common Stock (“Warrant Shares”) through a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission.

In connection with rendering our opinion as set forth below, I have reviewed and examined originals or copies identified to our satisfaction of the following:

(1)Articles of Incorporation and amendments thereto, of the Company as filed with the Secretary of State of Nevada;

(2)Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(3)The Offering Statement and the offering circular which is a part thereto; and

(4)The other exhibits of the Offering Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Offering Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the (1) 1,500,000 Units, (ii) the 1,500,000 shares of Common Stock, and (iii) the 1,500,000 shares of Warrant Shares being offered by the Company under the Registration Statement, when sold, will be legally issued, fully paid and non-assessable pursuant to the laws of the State of Nevada and the laws of the United States of America. Furthermore, the Warrant Shares will be issued pursuant to a warrant agreement that shall be a binding obligation on the Company, pursuant to the laws of the State of Nevada.

I hereby consent to this opinion being included as an exhibit to the Offering Statement. I also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Very truly yours,

/s/ Robert J. Huston III, Esq.  Robert J. Huston III, Esq.